Exhibit 99.1
NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
85 Oxford Drive
Moonachie, NJ 07074

CONTACT:	Investor Relations:
Robert Maffei
Investor Relations Manager
(973) 428-2098
Monday, November 14, 2011
EMERSON RADIO CORP. REPORTS FISCAL 2012 SECOND QUARTER RESULTS
MOONACHIE, N.J. — November 14, 2011 — Emerson Radio Corp. (NYSE AMEX: MSN) today reported financial results for its second quarter and six month period ended September 30, 2011.
Net revenues for the second quarter of fiscal 2012 were $41.4 million, a decrease of $10.6 million, or 20.4%, from the second quarter of fiscal 2011 net revenues of $52.0 million, principally driven by a decrease in sales of microwave ovens, audio products, toaster ovens and coffee makers, partially offset by increases in sales of compact refrigerators and wine coolers. Net revenues for the six month period of fiscal 2012 were $92.9 million, a decrease of $26.2 million, or 22.0%, from the six month period of fiscal 2011 net revenues of $119.1 million, principally driven by a decrease in sales of microwave ovens, audio products, toaster ovens and wine coolers, partially offset by increases in sales of compact refrigerators.
Operating income for the second quarter of fiscal 2012 was $1.7 million, a decrease of $1.6 million, or 49.0%, from the second quarter of fiscal 2011 operating income of $3.3 million. Operating income for the six month period of fiscal 2012 was $5.5 million, a decrease of $5.2 million, or 48.3%, from the six month period of fiscal 2011 operating income of $10.7 million. The decline in year-over-year operating income for both the second quarter and six month period of fiscal 2012 was driven by the lower year-over-year net sales, higher year-over-year landed product costs as a percent of selling price, and higher year-over-year selling, general and administrative expenses due primarily to an increase in legal fees.
Net income for the second quarter of fiscal 2012 was $1.8 million, a decrease of $1.4 million, or 45.3%, from the second quarter of fiscal 2011 net income of $3.2 million. Net income for the six month period of fiscal 2012 was $5.1 million, a decrease of $4.0 million, or 44.0%, from the six month period of fiscal 2011 net income of $9.1 million, and was aided by a realized gain of $0.8 million recorded in the first quarter of fiscal 2012 on the sale of a marketable security. Diluted earnings per share for the second quarter of fiscal 2012 were $0.06 as compared to $0.12 for the second quarter of fiscal 2011, a decrease of $0.06, or 50.0%. Diluted earnings per share for the six month period of fiscal 2012 were $0.19 as compared to $0.34 for the six month period of fiscal 2011, a decrease of $0.15, or 44.1%.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “As expected, in the second quarter of fiscal 2012, we saw the continuation of the challenging and highly competitive sales environment that we faced in the first quarter, as well as higher product costs due to the continuing appreciation of the renminbi and increases in costs of production in China. These factors led to the year-over-year declines in net revenues and net income for the second quarter and six month periods. Looking forward, we continue to anticipate that these factors will persist throughout the remainder of the fiscal year. As always, we will remain focused on keeping our costs as low as possible and providing the consumer with the highest level of value in the marketplace on the products we offer.”
About Emerson Radio Corp.
Emerson Radio Corporation (NYSE AMEX: MSN), founded in 1948, is headquartered in Moonachie, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net revenues:
Net revenues	$41,380	$51,966	$92,904	$119,121

Costs and expenses:
Cost of sales	37,005	45,892	82,600	103,415
Other operating costs and expenses	302	712	689	1,011
Selling, general and administrative expenses	2,380	2,045	4,069	3,974

	39,687	48,649	87,358	108,400

Operating income	1,693	3,317	5,546	10,721

Other income (expense):
Interest (expense) income, net	(1)	4	30	14
Realized gain on sale of marketable security	—	—	828	—

Income before income taxes	1,692	3,321	6,404	10,735
(Benefit) provision for income taxes	(71)	98	1,304	1,633

Net income	1,763	3,223	5,100	9,102

Net income per share:
Basic	0.06	0.12	0.19	0.34
Diluted	0.06	0.12	0.19	0.34

Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,131	27,130	27,131

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	09/30/11
	(Unaudited)	3/31/2011 (A)
ASSETS
Current Assets:
Cash and cash equivalents	$31,938	$39,796
Restricted cash	667	600
Investment in marketable security	—	4,725
Accounts receivable, net	16,264	10,929
Other receivables	1,012	1,413
Due from affiliates	9	—
Inventory, net	25,312	8,515
Prepaid expenses and other current assets	964	549
Deferred tax assets	2,193	2,825

Total current assets	78,359	69,352
Property, plant, and equipment, net	2,754	2,921
Trademarks, net	1,545	1,545
Deferred tax assets	2,080	2,540
Other assets	330	358

Total assets	$85,068	$76,716

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	—	$2,466
Current maturities of long-term borrowings	44	46
Accounts payable and other current liabilities	20,676	14,408
Due to affiliates	1	2
Accrued sales returns	1,586	1,199
Income taxes payable	117	196

Total current liabilities	22,424	18,317
Long-term borrowings	117	150
Deferred tax liabilities	162	158

Total liabilities	22,703	18,625
Shareholders’ Equity:
Preferred shares — $.01 par value, 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310
Common shares — $.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued, and 27,129,832 shares outstanding	529	529
Capital in excess of par value	98,785	98,785
Accumulated other comprehensive (losses) income	(82)	746
Accumulated deficit	(15,953)	(21,055)
Treasury stock, at cost, 25,835,965 shares	(24,224)	(24,224)

Total shareholders’ equity	62,365	58,091

Total liabilities and shareholders’ equity	$85,068	$76,716

(A)	Reference is made to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31 2011 filed with the Securities and Exchange Commission on July 14, 2011.